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                                                                    EXHIBIT 21.1

                     SUBSIDIARIES OF SHARPS COMPLIANCE CORP.


Sharps Compliance, Inc. of Texas, dba Sharps Compliance, Inc. (a Texas Corporation)

Sharps e-Tools.com, Inc. (a Delaware Corporation)

Sharps Environmental Services, Inc., dba Sharps Environmental Services of Texas, Inc. (a Delaware Corporation)